9436                                                                    EX-d14

1 Corporate WayD][GRAPHIC OMITTED]
Lansing, Michigan 48951
www.jnl.com

                       RENEWABLE TERM INSURANCE TO AGE 95
                             (HEREINAFTER, "RIDER")

THIS RIDER IS MADE A PART OF THE POLICY TO WHICH IT IS ATTACHED. THE TERMS OF YOUR POLICY ALSO APPLY TO THIS RIDER EXCEPT AS THEY ARE CHANGED BY THE TERMS OF THIS RIDER. NO SEPARATE POLICY VALUES ARE GENERATED UNDER THIS RIDER, BUT THE ADDITION OF THIS RIDER TO A POLICY WITH POLICY VALUES MAY AFFECT THE BASE POLICY VALUES.

RIDER INSURED The Rider Insured is defined as the individual covered under this Rider and shown on the Policy Data Page.

BENEFICIARY The Rider Beneficiary is the person or persons named in the application or changed by a written request signed by the Owner prior to the death of the Rider Insured. The Rider Beneficiary will receive the Death Benefit of this Rider when the Rider Insured dies. If more than one person is named as Rider Beneficiary, the interests of each will be equal unless otherwise specified. The share of any Rider Beneficiary who does not survive the Rider
Insured will pass equally to any surviving Beneficiaries, unless otherwise specified. If no named Rider Beneficiary survives the Rider Insured, the Death Benefit will be paid to the Owner's estate. All other terms and conditions of the Policy's Beneficiary provision apply to this Rider.

DEATH BENEFIT The Company will pay the Death Benefit of this Rider as shown on the Policy Data Page to the Rider Beneficiary if the Rider Insured dies while this Rider is in force. This Rider is a nonparticipating level benefit term insurance Rider. It does not provide any cash value but may affect that of the base policy with cash value.

RIDER CHARGES. The charges for this Rider will be deducted monthly from the accumulated value of the Policy as part of the Policy's monthly deduction, as described in the Policy. Rider charges will cease being deducted after this Rider terminates.

RIDER CHARGE CHANGES. The initial monthly charge is guaranteed level for the guarantee period selected for this Rider. After the guarantee period, the Company may change the monthly charge but not to more than the maximum monthly charge shown on the Schedule of Guaranteed Monthly Rider Charges.

Any change in the monthly charge will be on a uniform basis by class and based on future economic conditions, mortality, persistency and expenses. The Company will not require any additional charge because of a deterioration of the Rider Insured's health or a change in the Rider Insured's occupation. Changes in the Rider charge will not be made more frequently than once a year.


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9436                                                      1

CONVERSION While this Rider is in force, it may be converted to any permanent life insurance policy made available by the Company for conversion. Evidence of insurability will not be required. Conversion may occur at any time prior to the Latest Rider Conversion Date shown on the Schedule of Guaranteed Monthly Rider Charges. The new policy will be issued using a comparable risk classification as this Rider. If the request is for benefits greater than those provided by this Rider, the Company may require evidence of insurability. Conversion will require a Written Request from the Owner and payment of any required premium. At least one plan of insurance, equal to the amount of the Death Benefit of this Rider, will always be available for conversion.

The policy date of the new policy will be the date of conversion. The new policy premium will be based on the premium rate for the Attained Age and risk classification of the Rider Insured in accordance with current premium rates and policy forms in use on the date of conversion. The death benefit of the new policy must not be less than the minimum issued by the Company on the plan desired. The Contestability and Suicide periods of the new policy will be measured from the Issue Date of this Rider. However, if the amount of death benefit of the new policy is greater than that which was issued on this Rider, the difference will be subject to a new Contestability and Suicide period.

Any rider providing benefits in event of total and permanent disability will be included in the new policy only with the consent of the Company.

TERMINATION This Rider will terminate on the earliest of: 1) the date the Rider expires as shown in the attached Schedule of Guaranteed Monthly Rider Charges;
2) the date on which a new policy is issued as a conversion of this Rider; or 3) the date the Policy to which this Rider is attached is surrendered or terminated.

This Rider may be cancelled on the first day of the Policy month next following the date We receive a Written Request by the Owner. A confirmation of cancellation of this Rider will be sent to the Owner at that time.

GENERAL PROVISIONS.

     o MISSTATEMENT OF AGE OR SEX. If the age and/or sex of the Rider Insured has been misstated, the benefits available under this Rider will be those which the monthly charge would have purchased at the correct age and/or sex.

     o CONTESTABILITY. All statements made in the application for this Rider will, in the absence of fraud, be deemed representations and not warranties. No statement will void this Rider or be used as a defense to a claim for benefits unless it is contained in the written application. This Rider may not be contested after it has been in force during the lifetime of the Rider Insured for two years from its Issue Date.

          A reinstated Rider may not be contested after it has been in force during the lifetime of the Rider Insured for two years from the reinstatement date. A reinstated Rider may only be contested with respect to material misrepresentations made in the application for such reinstatement.


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9436                                                      2

          If the Rider Insured dies during a Contestable Period, the Company may
          investigate   the   circumstances   surrounding   the  original  Rider
          application or reinstatement application.

          As part of the contestable investigation, the Company may require the Beneficiary(ies) to sign certain authorizations necessary for release of medical records and other information relating to the Rider Insured.

     o SUICIDE. If the Rider Insured dies by suicide, while sane or insane, within two years (one year for Colorado and North Dakota) from the Issue Date of the Rider, Our liability with respect to this Rider will terminate. We will return to You an amount equal to the Rider charges deducted for this Rider.

ISSUE DATE The Issue Date of this Rider is the Issue Date of the Policy to which it is attached unless otherwise stated. The Company has caused this Rider to be signed on the Issue Date. [GRAPHIC OMITTED][GRAPHIC OMITTED]

                                  Signed for the Jackson National Life Insurance

                                  CLARK P. MANNING
                                  Clark P. Manning
                                  President and Chief Executive Officer

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9436                                                3

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                  SCHEDULE OF GUARANTEED MONTHLY RIDER CHARGES

TYPE OF RIDER     RENEWABLE TERM TO AGE 95 WITH PREMIUM CHANGE PROVISION

POLICY NO.:       9876543210
RIDER INSURED: JOHN DOE                              AGE: 35 Male
DEATH BENEFIT: $100,000
RISK CLASSIFICATION: NONTOBACCO
RIDER DATE: January 1, 2003
LATEST RIDER CONVERSION DATE: January 1, 2013

      January 1, 2003            $6.00  January 1, 2033            $370.00
      January 1, 2004            $6.00  January 1, 2034            $410.00
      January 1, 2005            $6.00  January 1, 2035            $453.00
      January 1, 2006            $6.00  January 1, 2036            $499.00
      January 1, 2007            $6.00  January 1, 2037            $549.00
      January 1, 2008            $6.00  January 1, 2038            $606.00
      January 1, 2009            $6.00  January 1, 2039            $681.00
      January 1, 2010            $6.00  January 1, 2040            $745.00
      January 1, 2011            $6.00  January 1, 2041            $830.00
      January 1, 2012            $6.00  January 1, 2042            $926.00
      January 1, 2013           $58.00  January 1, 2043          $1,029.00
      January 1, 2014           $63.00  January 1, 2044          $1,139.00
      January 1, 2015           $68.00  January 1, 2045          $1,254.00
      January 1, 2016           $73.00  January 1, 2046          $1,373.00
      January 1, 2017           $79.00  January 1, 2047          $1,500.00
      January 1, 2018           $86.00  January 1, 2048          $1,639.00
      January 1, 2019           $94.00  January 1, 2049          $1,794.00
      January 1, 2020          $103.00  January 1, 2050          $1,969.00
      January 1, 2021          $113.00  January 1, 2051          $2,166.00
      January 1, 2022          $124.00  January 1, 2052          $2,382.00
      January 1, 2023          $137.00  January 1, 2053          $2,611.00
      January 1, 2024          $151.00  January 1, 2054          $2,849.00
      January 1, 2025          $166.00  January 1, 2055          $3,094.00
      January 1, 2026          $182.00  January 1, 2056          $3,341.00
      January 1, 2027          $201.00  January 1, 2057          $3,593.00
      January 1, 2028          $221.00  January 1, 2058          $3,853.00
      January 1, 2029          $244.00  January 1, 2059          $4,127.00
      January 1, 2030          $270.00  January 1, 2060          $4,423.00
      January 1, 2031          $299.00  January 1, 2061          $4,754.00
      January 1, 2032          $333.00  January 1, 2062          $5,174.00

RIDER EXPIRES: January 1, 2063

9436                                                      4